Exhibit 99.1

NexImmune Reports Fourth Quarter and Fiscal Year 2021 Financial Results and Provides Business Updates
•Clinical data updates for the Company’s two lead product candidates in Phase 1/2 clinical trials expected in 2H22
•Investigational New Drug (IND) submission for NEXI-003, the Company’s first product for solid tumors, planned for 1H22
•Plans to report additional preclinical and IND enabling data for the AIM Injectable platform throughout 2022
•Completed successful $126.5M initial public offering (IPO) in February 2021; proceeds expected to fund continuing operations into 2Q23
GAITHERSBURG, Md., March 9, 2022 (GLOBE NEWSWIRE) -- NexImmune, Inc. (Nasdaq: NEXI), a clinical-stage biotechnology company developing a novel approach to immunotherapy designed to orchestrate a targeted immune response by directing the function of antigen-specific T cells, today reported its fourth quarter and full year financial results for the full year 2021.
“2021 was a landmark year for NexImmune and the continued development of our AIM platform technology,” said Kristi Jones, Chief Executive Officer. “The funding received from our successful IPO in February of 2021 has allowed us to advance Phase 1/2 clinical trials for NEXI-001 and NEXI-002 and other programs towards the clinic. We plan to provide a clinical update for the NEXI-001 trial in AML during the second half of 2022, as well as provide an update on our expansion cohort in the NEXI-002 trial in relapsed / refractory multiple myeloma. Additionally, we have identified our antigen peptide targets to be included in our first solid tumor IND application for HPV-associated malignancies and expect to file our IND in the first half of this year. We will also be providing an update on AIM INJ direct injectable modality as we continue our IND enabling work. These updates will include preclinical data supporting an IND in oncology and data from our research collaboration with the lab of Professor Kevan Herold at Yale University, which explores the effects of our AIM injectable nanoparticle as a therapeutic for type 1 diabetes. Despite the challenges the biotech market has experienced over the last months, our team continues to execute on all fronts and we remain on track to achieve our key catalysts for 2022.”

Select Fourth Quarter and Full Year 2021 Clinical and Business Highlights
Clinical and Preclinical Updates
NEXI-001
•Robust immune responses with signs of clinical activity across all dose levels to date
•NEXI-001 continues to be well tolerated across all dose levels administered to date, with no Grade ≥3 treatment-related adverse events, including infusion reactions, GVHD, CRS or neurotoxicity (ICANS), reported
•Due to the favorable emerging clinical profile, plans are underway to expand the addressable population with an additional study arm to include patients with haplo-identical donors
•Updated clinical results are expected to be announced in the second half of 2022

NEXI-002
•Safety cohort completed and expansion phase continues to enroll and dose
•NEXI-002 continues to be well tolerated with no Grade ≥3 treatment-related adverse events, including infusion reactions, GVHD, CRS or neurotoxicity (ICANS), reported
•Further clinical data from the Phase 1/2 trial are expected to be announced in the second half of 2022
NEXI-003
•Preclinical data supporting the selection of multiple immunogenic antigen peptides commonly expressed on HPV-associated tumors was presented during the Society for Immunotherapy of Cancer’s Annual Meeting (SITC 2021) in November 2021
•Finalized antigen selection for NEXI-003 and manufactured nanoparticles for clinical trials
•Investigational New Drug (IND) submission planned for the first half of 2022
Injectable AIM-np and other Preclinical
•First collaboration in autoimmune diseases announced with Yale University Professor Kevan Herold to evaluate AIM INJ nanoparticles as a therapeutic for Type 1 diabetes to suppress or eliminate antigen specific autoreactive T cells
•Advancing in vivo work for other areas of development in autoimmune, oncology and infectious disease
•Announced research collaboration with Rutgers, The State University of New Jersey, for neuroendocrine tumor checkpoint targets, which may also have utility in other cancers

Business Updates
•Completed successful $126.5M IPO in February 2021
•Announced the appointment of Kristi Jones as Chief Executive Officer and Member of the Board of Directors
•Announced the formation of the Scientific Advisory Board and the Autoimmune and Infectious Diseases Advisory Board
•Continued to strengthen the management team with key appointments across the organization
Select 4Q and Full 2021 Financial Highlights
Cash, cash equivalents and marketable securities for the company as of December 31, 2021 were $81.8 million compared to $5.0M at December 31, 2020. Based upon current operating plans, NexImmune expects that its existing cash, cash equivalents and marketable securities will enable the company to fund its operating and capital expenditure requirements into the second quarter of 2023.
Research and development expenses were $12.0 million in the fourth quarter ended December 31, 2021, compared to $4.4 million for the same period in the prior year. Research and development expenses were $37.5 million for the full year period ended December 31, 2021, an increase of $19.7 million compared to $17.8 million for the full year ended December 31, 2020. The increase in R&D expenses was mainly attributable to costs for research related to preclinical manufacturing and the two clinical trials, as well as personnel-related expenses driven by increased headcount.
General and administrative expenses were $3.5 million for the fourth quarter ended December 31, 2021, an increase of $0.9 million compared to $2.6 million for the same period in the prior year. General and administrative expenses were $15.8 million for the full year period ended December 31, 2021, an increase of $5.8 million compared to $10.0 million for the full year ended December 31, 2020. The increase was due primarily to increases in headcount and fees related to professional and consulting services.
Net loss, according to generally accepted accounting principles in the U.S. (GAAP), was $15.4 million for the quarter and $50.9 million for the full year 2021, or a basic and diluted GAAP loss per share of $0.68 and $2.54 respectively. This compared to a net loss of $33.1 million, or a basic and diluted GAAP loss per share of $26.42, for the same period the prior year.
About NexImmune
NexImmune is a clinical-stage biotechnology company developing a novel approach to immunotherapy designed to employ the body’s own T cells to generate a specific, potent, and durable immune response. The backbone of NexImmune’s approach is a proprietary Artificial Immune Modulation (AIM™) nanoparticle technology platform. The AIM technology enables NexImmune to construct nanoparticles that function as synthetic dendritic cells capable of directing a specific T cell-mediated immune response. AIM constructed nanoparticles employ natural biology to engage, activate and expand endogenous T cells in ways that combine anti-tumor attributes of antigen-specific precision, potency and long-term persistence with reduced potential for off-target toxicities.
NexImmune’s two lead programs, NEXI-001 and NEXI-002, are in Phase 1/2 clinical trials for the treatment of relapsed AML after allogeneic stem cell transplantation and multiple myeloma refractory to 3 or more prior lines of therapy, respectively. NexImmune is also developing new AIM nanoparticle constructs and modalities for potential clinical evaluation in oncology and in disease areas outside of oncology, including autoimmune disorders and infectious disease.
For more information, visit www.neximmune.com.
Forward Looking Statements
This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs and assumptions and on information currently available to management of NexImmune, Inc. (the “Company”). All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements concerning our results of operations for the full year ended December 31, 2021; the sufficiency of the Company’s current cash, cash equivalents and marketable securities to fund its planned operations into the second quarter of 2023; our planned and ongoing clinical trials for the Company’s product candidates, including NEXI-001, NEXI-002 and NEXI-003; the initiation, enrollment, timing, progress, release of data from and results of those planned and ongoing clinical trials and preclinical studies; and the utility of prior preclinical and clinical data in determining future clinical results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on March 9, 2022, and subsequent reports that we file with the SEC. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements for any reason after the date of this press release to conform any of the forward-looking statements to actual results or to changes in its expectations.
Contacts
Investors:
Chad Rubin, SVP Corporate Affairs
NexImmune, Inc.
crubin@neximmune.com

NEXIMMUNE, INC.
BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$30,326,352	$5,031,079
Marketable securities	51,491,942	—
Restricted cash	67,500	67,500
Prepaid expenses and other current assets	4,394,916	3,293,858
Total current assets	86,280,710	8,392,437
Property and equipment, net	4,427,307	2,885,260
Other non-current assets	324,099	23,373
Total assets	$91,032,116	$11,301,070
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,045,159	$2,760,129
Accrued expenses	6,170,709	2,603,027
Derivative liability	—	1,702,359
Other current liabilities	—	843,619
Convertible notes issued to related parties	—	7,324,267
Convertible notes	—	11,793,397
Total current liabilities	7,215,868	27,026,798
Deferred rent, net of current portion	55,581	23,529
Other non-current liabilities	—	4,935
Total liabilities	7,271,449	27,055,262
Commitments and contingencies
Redeemable convertible preferred stock
Series A Redeemable Convertible Preferred Stock, $0.0001 par value, no shares outstanding as of December 31, 2021 and 121,735,303 shares authorized, issued and outstanding as of December 31, 2020. Liquidation value of $42,314,789 as of December 31, 2020.	—	35,047,435
Series A-2 Redeemable Convertible Preferred Stock, $0.0001 par value, no shares outstanding as of December 31, 2021 and 28,384,899 shares authorized, 22,047,361 shares issued and outstanding as of December 31, 2020. Liquidation value of $8,683,746 as of December 31, 2020.	—	7,685,865
Series A-3 Redeemable Convertible Preferred Stock, $0.0001 par value, no shares outstanding as of December 31, 2021 and 34,061,879 shares authorized, 31,209,734 shares issued and outstanding as of December 31, 2020. Liquidation value of $11,699,176 as of December 31, 2020.	—	10,887,449
Total redeemable convertible preferred stock	—	53,620,749
Stockholders’ equity (deficit)
Preferred Stock, $0.0001 par value; 10,000,000 authorized, no shares issued and outstanding as of December 31, 2021 and 2020	—	—
Common Stock, $0.0001 par value, 250,000,000 shares authorized, 22,828,904 issued and outstanding as of December 31, 2021 and 1,256,609 shares issued and outstanding as of December 31, 2020.	2,283	126
Additional paid-in-capital	211,498,827	8,206,938
Accumulated deficit	(127,743,455)	(77,582,005)
Accumulated other comprehensive income	3,012	—
Total stockholders’ equity (deficit)	83,760,667	(69,374,941)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$91,032,116	$11,301,070

NEXIMMUNE, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	Year Ended December 31,
	2021	2020
Revenue	$—	$—
Operating expenses:
Research and development	37,456,350	17,839,053
General and administrative	15,799,432	10,012,380
Total operating expenses	53,255,782	27,851,433
Loss from operations	(53,255,782)	(27,851,433)
Other (expense) income:
Interest income	52,511	20,837
Change in fair value of derivative liability	2,424,877	(442,284)
Gain on extinguishment of debt	843,619	—
Interest expense	(905,326)	(1,682,894)
Other (expense) income	(61,407)	89,777
Other (expense) income	2,354,274	(2,014,564)
Net Loss	(50,901,508)	(29,865,997)
Accumulated dividends on Redeemable Convertible Preferred Stock	(377,562)	(3,281,194)
Net loss attributable to common stockholders	$(51,279,070)	$(33,147,191)
Basic and diluted net loss attributable to common stockholders per common share	$(2.54)	$(26.42)
Basic and diluted weighted-average number of common shares outstanding	20,186,127	1,254,831
STATEMENTS OF COMPREHENSIVE LOSS
(unaudited)

	Year Ended December 31,
	2021	2020
Net loss	$(50,901,508)	$(29,865,997)
Other comprehensive loss:
Unrealized (loss) gain on available-for-sale marketable securities, net of tax	3,012	(506)
Comprehensive loss	(50,898,496)	(29,866,503)